   As filed with the Securities and Exchange Commission on December 17, 1996
                                                               No. 33-__________

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                              ------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              PNB FINANCIAL GROUP
            (Exact Name of Registrant as Specified in Its Charter)

               CALIFORNIA                            95-3847640
     (State or Other Jurisdiction of     (I. R. S. Employer Identification No.)
     Incorporation or Organization)

                             4665 MACARTHUR COURT
                        NEWPORT BEACH, CALIFORNIA 92660
               (Address of Principal Executive Offices)(Zip Code)

                  1985 AMENDED NON QUALIFIED STOCK OPTION PLAN
                            (Full Title of the Plan)

                              ------------------

                                DOUG L. HELLER
                             PACIFIC NATIONAL BANK
                              4665 MACARTHUR COURT
                        NEWPORT BEACH, CALIFORNIA 92660
                    (Name and Address of Agent for Service)

                                (714) 851-1033
         (Telephone Number, Including Area Code, of Agent for Service)

                              ------------------

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                  Proposed                 Proposed
Title of                     Amount               Maximum                  Maximum                Amount of
Securities To                To Be                Offering Price           Aggregate              Registration
Be Registered                Registered           Per Share (1)            Offering Price (1)     Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock,                300,000              $10.00                   $3,000,000             $909.09
no par value
====================================================================================================================================


(1) Pursuant to Rules 457(c) and 457(h), the offering price and registration fee is computed on the basis of the average of the bid and the ask prices in the over-the-counter market as reported for December 9, 1996.

                                     PART I

                          INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I (plan information and registrant information) will be sent or given to participants in the 1985 Amended Non Qualified Stock Option Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of
Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

                                    PART II

                          INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

          The following documents of PNB Financial Group, a California corporation (the "Company") previously filed with the Commission are incorporated herein by reference:

          1. Annual Report on Form 10-KSB for the Company's fiscal year ended December 31, 1995;

          2. Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1996, June 30, 1996, and September 30, 1996 respectively; and

          3.   Current Report on Form 8-K dated June 4, 1996.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES

          Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders and, upon the giving of notice as required by law, are entitled to cumulate their votes in the election of directors. Holders of shares of Common Stock are entitled to share ratably in dividends, if any as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 317 of the California General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 , as amended (the "Act"). The Articles of Incorporation of the Company authorize the Company to provide indemnification of its officers, directors and agents for breach of duty to the Company and its shareholders through bylaw provisions and/or indemnification agreements. The Company's Bylaws provide for the indemnification of its officers and directors to the fullest extent permitted by law.

          In addition, as permitted by Section 2094(a)(10) of the California General Corporation Law, the Articles of Incorporation and Bylaws of the Company provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. However, as provided by California law, such a limitation will not act to limit the liability of a director for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) any improper transactions between a director and the Company in which the director has a material financial interest or (vii) any unlawful distributions to the shareholders of the Company or any unlawful loan of money or property to, or a guarantee of the obligation of, any director or officer of the Company.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

          See Exhibit Index appearing at page 6.

ITEM 9.   UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

   (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

   (iii)  To include any additional changes on the plan of distribution.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To remove from any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 EXHIBIT INDEX

Exhibit No.         Exhibit
----------          -------
4.1                 Restated Articles of Incorporation (1)

4.2                 Amended Articles of Incorporation (2)

4.3                 Bylaws of the Company (3)

5.1                 Opinion of Day Campbell & McGill.

23.1                Consent of Day Campbell & McGill.
                    (included in Exhibit 5.1).

23.2                Consent of McGladrey & Pullen, LLP, Independent Certified
                    Public Accountants

(1)                 Filed as Exhibit 3.1 to Registrant's 1989 Annual Report on Form 10-K, which is incorporated herein by reference.


(2)                 Filed as Exhibit 3.3 to Registrant's 1990 Annual Report on Form 10-K, which is incorporated herein by reference.


(3)                 Filed as Exhibit 6, to Registrant's Registration on Form S-14 (File No. 2-78580), which exhibit is incorporated herein by reference.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on December 11, 1996.


                                         PNB FINANCIAL GROUP


                                       By: /s/ ALLEN C. BARBIERI
                                           -----------------------
                                           Allen C. Barbieri
                                           President and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures                   Title                        Date
----------                   -----                        ----
/s/ ALLEN C. BARBIERI
------------------------     President and Director       December 11, 1996
Allen C. Barbieri


/s/ BERNARD E. SCHNIEDER
------------------------     Chairman of the Board        December 11. 1996
Bernard E. Schnieder


/s/ DOUG L. HELLER
------------------------     Chief Financial Officer      December 11, 1996
Doug L. Heller


/s/ MARTIN T. HART
------------------------     Director                     December 11, 1996
Martin T. Hart


/s/ G. MITCHELL MORRIS
------------------------     Director                     December 11, 1996
G. Mitchell Morris


/s/ JON A. SALQUIST
------------------------     Director                     December 11, 1996
Jon A. Salquist
